Exhibit 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100033033-15
Filing Date and Time 01/21/2010 3:40 PM
Entity Number
E0365592006-9

Certificate of Amendment (Pursuant to NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT                                         ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 AND 78.390 - After Issuance of Stock)

1. Name of corporation:

VELOCITY OIL & GAS, INC. [E0365592006-9]

2. The articles have been amended as follows: (provide article numbers, if available)

Articles 1. Name of Corporation, 3. Shares, Article I. and Article IV. are amended as provided below and Article XIV is added as provided below:

Article 1. Name of Corporation and Article I are hereby amended to read:

"The name of the corporation (hereinafter called the "Corporation" is:

"Generation Zero Group, Inc."

(Continued on next page)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:    51%

4. Effective date of filing: (optional)          02/12/10

5. Signature: (required)

X /s/ Matthew Krieg
Signature of Officer

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Split
Revised: 7-1-08

VELOCITY OIL & GAS, INC. [E0365592006-9]
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

(continued)

Article 3. Shares and Article IV, are hereby amended to read:

“The total number of shares of stock that the Corporation shall have authority to issue is 110,000,000, consisting of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of preferred stock par value $0.001 per share (“Preferred Stock”).

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation (“Board of Directors”) prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of the directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Following a 1:100 reverse stock split of the Corporation’s outstanding shares of common stock (which reverse stock split shall not effect the Corporation’s outstanding shares of Preferred Stock), which shall be effective as of the effective date set forth below under Section 4 of this Certificate of Amendment (or in the absence of such date, on the date such Amendment is filed with the Secretary of State of Nevada) the Corporation’s capitalization will consist of 110,000,000 shares, consisting of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.”

The Articles are hereby amended to include Article XIV, which Article reads as follows:

ARTICLE XIV.

The Corporation, pursuant to Section 78.434 of the Nevada Revised Statutes (“NRS”), elects not to be governed by Sections 78.411 to 78.444 of the NRS, inclusive.  Additionally, the Corporation elects not to be governed by the provisions of NRS 78.378 to 78.3793, inclusive, of the NRS.”